Exhibit 99.1

NEWS RELEASE

VULCAN INTERNATIONAL CORPORATION

Executive Offices:

300 Delaware Avenue,  Suite 1704

Wilmington, Delaware  19801

Manufacturers of:

Shoe Products

Sports Products

Plastic Products

IMMEDIATE RELEASE

May 12, 2005

Shareholders of Vulcan International Corporation held their annual meeting in Clarksville, Tennessee on May 11, 2005.  The shareholders elected the following five persons to serve on the Board of Directors.

Name	Residence

Leonard Aconsky	New York, NY
Warren C. Falberg	Cincinnati, OH
Benjamin Gettler	Cincinnati, OH
Thomas D. Gettler	New York, NY
Edward B. Kerin	Poughkeepsie, NY

Following the shareholders' meeting, the Board of Directors declared a regular quarterly dividend of 5 cents per share on the common stock of the Company payable June 15, 2005 to holders of record May 27, 2005.  The Board also adopted a resolution authorizing the Company to purchase up to 100,000 shares of its common stock at such prices and upon such terms as the President may determine to be in the best interests of the Company.  The Board re-elected Benjamin Gettler as Chairman and President of the Company.  Mr. Gettler has served in both capacities since April, 1990.

Vulcan International Corporation is the parent of Vulcan Corporation, a Tennessee corporation, which is a diversified manufacturer of rubber and foam products with a manufacturing plant in Tennessee.  It is also the parent of Vulcan Property Management Co. which owns and manages property in Cincinnati, Ohio.

Attribute to Benjamin Gettler, Chairman of the Board and President

For more information:

Contact Vernon E. Bachman, Vice President

Secretary and Treasurer at (513) 621-2850